Exhibit 99.1

Indalex Announces 2007 Results

LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--Indalex Holdings Finance, Inc. (Indalex or the Company) announced results for the fiscal year and three months ended December 31, 2007.

For the three months ended December 31, 2007, Adjusted EBITDA decreased by $8.2 million, to a loss of $0.3 million. The decline was the result of an 8% drop in extrusion shipment volume, additional costs related to the realignment of our plant network, and a reduction in margin due to a lower percentage of value added services, partially offset by a $2.0 million reduction in selling, general and administrative costs. For the year ended December 31, 2007, Adjusted EBITDA decreased by 57%, or $46.4 million, to $35.3 million, primarily as a result of a 15% drop in extrusion shipment volume, a reduction in margin due to a lower percentage of value added services, additional costs related to the realignment of our plant network, and a $1.9 million increase in restructuring costs, partially offset by a $8.6 million decrease in selling, general and administrative expenses.

For the three months ended December 31, 2007, Indalex generated $50.7 million of cash from operations, compared to cash from operations of $38.7 million in the prior year. The increase in cash from operations was due primarily to increases in accounts payable and a larger reduction in inventories, partially offset by the lower Adjusted EBITDA and a smaller decrease in accounts receivable in the three months ended December 31, 2007 as compared to the three months ended December 31, 2006. The Company had $67.5 million of borrowings under its revolving credit facility at December 31, 2007.

For the year ended December 31, 2007, Indalex generated $21.1 million of cash from operations, compared to cash from operations of $34.6 million in the year ended December 31, 2006. The reduction in cash from operations was due to the decrease in Adjusted EBITDA, and a $16.5 million increase in cash paid for interest during the year ended December 31, 2007, partially offset by greater reductions in accounts receivable and inventories for the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Timothy R.J. Stubbs, President and Chief Executive Officer, said: “Our strong performance in cash generation, market share gain and fixed cost reduction put us in a much stronger position to grow profitably when market conditions improve. The reduction in EBITDA is the result of the short-term impact of the realignment of our plant network and decline in demand across the industry.”

For the three months ended December 31, 2007, net sales were $234.4 million, compared to $252.8 million for the three months ended December 31, 2006. Extrusion shipment volume fell 8% as a result of weak market demand, particularly in the Transportation and Distribution end-user markets.

For the three months ended December 31, 2007, our loss from operations was $21.5 million, compared to a loss from operations of $10.7 million in the three months ended December 31, 2006. The higher loss was due to an increase of $4.4 million in fixed asset impairments, the lower volume, additional costs related to the realignment of our plant network, and a reduction in margin due to a lower percentage of value added services, partially offset by a $2.0 million reduction in selling, general and administrative costs. For the three months ended December 31, 2007, unit labor costs were flat, and freight and energy costs were slightly higher as compared to the three months ended December 31, 2006.

For the three months ended December 31, 2007, our net loss was $17.0 million as compared to a net loss of $10.8 million in the three months ended December 31, 2006. For the three months ended December 31, 2007, net interest expense was $7.3 million as compared to $9.8 million in the three months ended December 31, 2006. The decrease was due to lower interest expense on our 11½% second-priority senior secured notes (the “notes”) due 2014, as a result of our repurchase of $71.9 aggregate principal amount of the notes in June of 2007. Net income for the three months ended December 31, 2006 reflects equity income from AAG of $6.6 million.

For the year ended December 31, 2007, net sales were $1,105.3 million, compared to $1,242.9 million for the year ended December 31, 2006. Extrusion shipment volume fell 15% as a result of weak market demand, particularly in the Residential Building and Construction, Transportation, and Distribution end-user markets. Net sales reflect higher base aluminum prices, which were up an average of 4% in the year ended December 31, 2007 compared to the year ended December 31, 2006.

For the year ended December 31, 2007, our loss from operations was $29.2 million, compared to income from operations of $0.7 million in the year ended December 31, 2006. The decrease was due to the drop in extrusion shipment volume, a reduction in margin due to a lower percentage of value added services, additional costs related to the realignment of our plant network, a $2.2 million increase in fixed asset impairments, and an increase of $1.9 million in restructuring expenses. For the year ended December 31, 2007, unit labor, and energy costs were slightly higher as compared to the year ended December 31, 2006. For the year ended December 31, 2006, income from operations was reduced by $7.8 million due to the write up of inventory to fair value as the result of the application of purchase accounting for the Indalex Holdings acquisition (defined below).

For the year ended December 31, 2007, the Company’s net loss was $7.0 million as compared to a net loss of $22.3 million in the year ended December 31, 2006. As a result of the sale of the Company’s investment in Asia Aluminum Group (AAG), the Company recorded a gain of $51.2 million in the year ended December 31, 2007. For the year ended December 31, 2007, net interest expense was $34.8 million as compared to $35.7 million in the year ended December 31, 2006, primarily due to a reduction in interest expense as a result of the repurchase of notes in June of 2007, mostly offset by higher debt levels incurred in connection with the acquisition of the Company in February 2006 being outstanding for the entire period. Net loss for the year ended December 31, 2006 also reflects $5.5 million in payments to Sun Capital in connection with the acquisition. Net loss for the year ended December 31, 2007 reflects income from AAG of $8.9 million as compared to $12.5 million for the year ended December 31, 2006. Net loss for the year ended December 31, 2007 also reflects a loss of $7.1 million as a result of our repurchase of $71.9 aggregate principal amount of the notes in June of 2007.

Indalex Holdings Finance, Inc. has scheduled a conference call for Thursday, April 3, at 10:00 a.m. ET (9:00 a.m. CT) to discuss financial results. The call-in number is 1-888-520-7019 (U.S) or 1-706-679-5853 (International).

The financial information of Indalex contained in this press release for periods prior to February 2, 2006 is the combined financial information of Indalex Inc. and Indalex Limited, which were wholly owned by Novar plc and, after March 31, 2005, Honeywell International, Inc. (“Honeywell”). On February 2, 2006, Indalex Holding Corp. acquired the Indalex entities from Honeywell (the “Indalex Holdings acquisition”). Indalex Holding Corp. is a holding company that is a wholly-owned direct subsidiary of Indalex Holdings Finance Inc., which is beneficially owned by affiliates of Sun Capital Partners, Inc., certain other investors and members of the Company’s management team. In this press release, the Indalex entities prior to the Indalex Holdings acquisition are referred to as “Predecessor 2” for the period from January 1, 2006 to February 1, 2006. Indalex following the Indalex Holdings acquisition is referred to as “Successor” for the period from February 2, 2006 to October 1, 2006 and for the year ended December 31, 2007. The predecessor and successor companies are different reporting entities. Although the results have been combined to facilitate a comparative discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the application of the purchase method of accounting in connection with the Indalex Holdings acquisition.

About Indalex Holdings Finance, Inc. and Indalex Holding Corp.

Indalex Holding Corp., a wholly owned subsidiary of Indalex Holdings Finance Inc., through its operating subsidiaries Indalex Inc. and Indalex Ltd., with headquarters in Lincolnshire, Illinois, is the largest independent producer of soft alloy extrusion products and the second largest aluminum extruder in North America. The company’s aluminum extrusion products are widely used throughout industrial, commercial, and residential applications and are customized to meet specific end-user requirements.

The company’s North American network includes two cast houses, 13 extrusion facilities, 34 extrusion presses with circle sizes up to 12 in., a variety of fabrication and close tolerance capabilities, six electrostatic paint lines and three anodizing operations.

For additional information, please visit www.indalex.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 185 companies worldwide with combined sales in excess of $35 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, as well as affiliates with offices in London, Tokyo and Shenzhen. For more information, please visit: www.SunCapPart.com.

Forward-looking information

This release contains forward-looking statements with respect to the financial condition, results of operations and business of the Company. Such items are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal important risk factors and uncertainties include, but are not limited to, changes in general economic conditions, aluminum and other material costs, labor costs, interest rates, and other adverse changes in general economic conditions, consumer confidence, competition, currency exchange rates as they affect the Company’s Canadian operations, environmental factors, unanticipated legal proceedings, and conditions in end user markets. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDALEX HOLDINGS FINANCE, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and December 31, 2006
(Dollars in thousands)

	December 31, 2007	December 31, 2006
	(successor)	(successor)
ASSETS
Current Assets:
Cash and cash equivalents	$ 7,919	$ 11,157
Accounts receivable, less allowance of $3,862 in 2007 and $4,462 in 2006	83,288	103,924
Receivable from suppliers	5,241	8,980
Inventories	58,265	67,182
Prepaid expenses and other current assets	10,407	10,765
Deferred income taxes	5,434	-
Total current assets	170,554	202,008

Investment in AAG	-	96,950
Property, plant, and equipment, net	192,391	199,638
Goodwill	-	3,537
Other intangibles, net	64,306	78,264
Deferred financing costs	9,563	14,594
Other assets	2,604	2,692

Total assets	$ 439,418	$ 597,683

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 69,125	$ 66,780
Income taxes payable	271	2,648
Deferred income taxes	-	2,456
Accrued expenses and other current liabilities	35,206	38,478
Accrued interest	10,160	13,806
Capital lease obligation	1,563	1,243
Revolver borrowings	67,500	55,717
Total current liabilities	183,825	181,128

Other liabilities	40,767	30,667
Capital lease obligation	3,662	4,674
Long-term debt	196,138	266,957
Deferred income taxes	6,191	24,859

Total liabilities	430,583	508,285

Commitments and contingencies

Stockholders' equity:
Common stock ($.001 par value per share). Authorized shares 2,900,000.
Issued and outstanding 1,000,114	1	1
Additional paid-in capital	35,124	110,665
Treasury stock, 90 shares at $111.11 per share	(10)	(10)
Accumulated deficit	(30,874)	(23,898)
Accumulated other comprehensive income	4,594	2,640

Total stockholders' equity	8,835	89,398

Total liabilities and stockholders' equity	$ 439,418	$ 597,683

INDALEX HOLDINGS FINANCE, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
Years ended December 31, 2007 and December 31, 2006
(Dollars in thousands)

	(Unaudited)
	Three months ended		Years ended
				December 31, 2006
	December 31, 2007	December 31, 2006	December 31, 2007	Jan 1-Feb 1	Feb 2-Dec 31
	(Successor)	(Successor)	(Successor)	(Predecessor 2)	(Successor)

Net sales	$ 234,405	$ 252,834	$ 1,105,335	$ 100,019	$ 1,142,842

Costs and expenses:
Cost of sales	228,536	238,838	1,048,860	95,127	1,058,677
Selling, general, and administrative	12,479	14,487	51,929	5,548	54,966
Management fees to affiliates	252	289	1,071	125	1,634
Amortization of intangible assets	2,522	2,924	10,216	920	10,736
Other expense	2,663	334	4,559	195	1,016
Restructuring charges	1,180	1,273	3,664	-	1,772
Impairment of long-lived assets	8,639	4,239	9,455	-	7,248
(Gain) loss on disposal of assets	(41)	34	(42)	-	255
Mark-to-market on derivatives	(280)	1,140	4,806	(3,619)	7,560
Total costs and expenses	255,950	263,558	1,134,518	98,296	1,143,864

Income (loss) from operations	(21,545)	(10,724)	(29,183)	1,723	(1,022)

Other income (expense):
External interest expense	(7,364)	(9,819)	(35,228)	(24)	(35,745)
Deferred financing costs	(543)	(604)	(2,280)	-	(2,220)
Interest income	67	-	465	-	-
Loss on redemption of notes	-	-	(7,140)	-	-
Income from equity method investment in AAG	-	6,605	8,937	643	11,841
Gain on sale of equity method investment in AAG	23	-	51,246	-	-
Affiliated acquisition fees	-	-	-	-	(5,475)

Income (loss) before income taxes	(29,362)	(14,542)	(13,183)	2,342	(32,621)

Income tax provision (benefit)	(12,322)	(3,759)	(6,207)	703	(8,723)

Net income (loss)	$ (17,040)	$ (10,783)	$ (6,976)	$ 1,639	$ (23,898)

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the three months ended December 31, 2007 as compared to the three months ended December 31, 2006:

(in thousands)

	Three months ended December 31, 2007	Three months ended December 31, 2006
Net loss	($17,040)	($10,783)
Add:
Interest expense (net)	7,297	9,819
Income tax provision (benefit)	(12,322)	(3,759)
Depreciation and amortization	11,103	11,579
EBITDA(1)	(10,962)	6,856

Adjustments:
Income from equity method investment in AAG(2)	-	(6,605)
Stock based compensation expense(3)	492	211
Impairment of long-lived assets(4)	8,639	4,239
Loss (gain) on disposal of fixed assets(5)	(41)	34
Mark-to-market on derivatives(6)	(280)	1,140
Amortization of deferred financing costs(7)	543	604
Non-Indalex items(8)	1,186	-
Gain on sale of equity method investment in AAG (9)	(23)	-
Change in LIFO reserve(10)	179	1,464
Adjusted EBITDA(1)	($267)	$7,943

(1) “EBITDA” is net (loss) income before interest expense (net), income tax (benefit) provision, depreciation and amortization. “Adjusted EBITDA” is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex’s ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex’s results of operations because such presentation assists in analyzing and benchmarking the performance and value of Indalex’s business. EBITDA and Adjusted EBITDA are not measures of Indalex’s liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as a financial measure to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as an analytical tool is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex’s business. Indalex’s management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex’s business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2) Consists of the Company’ approximately 25% investment in AAG, which was accounted for under the equity method. The Company sold its investment in AAG on May 15, 2007.

(3) Represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees.

(4) Represents non-cash impairments of fixed assets: (i) for the three months ended December 31, 2006, an impairment of $3.4 million related to the closure of our Watsonville, California plant; an impairment of $0.4 million related to our closed Fostoria, Ohio plant; and an impairment of $0.2 million related to the sale of our Winton, North Carolina drawn tube facility; and (ii) for the three months ended December 31, 2007, an impairment of $3.9 million related to the closure of our Girard, Ohio plant; an impairment of $2.0 million related to the idling of a paint line and a brite dip anodizing line at our Modesto, California plant, and impairment of $2.0 million related to our Watsonville, California plant; an impairment of $0.4 million related to the teardown of a building at our Connersville, Indiana plant; $0.2 million related to the idling of a small powder coat line at our Gainesville, Georgia plant, and an impairment of $0.1 million related to the idling of a paint line at our Calgary, Alberta plant.

(5) Represents non-cash gains and losses on disposals of fixed assets: (i) for the three months ended December 31, 2006, losses in the normal course of business; and (ii) for the three months ended December 31, 2007, gains recorded in the ordinary course of business.

(6) Represents unrealized gains and losses on the mark-to-market of foreign currency contracts, interest rate swaps and aluminum hedges.

(7) Represents the amortization of deferred financing costs related to the issue of the 11½% notes and the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt.

(8) Represents costs related to discontinued Novar plc businesses within the Indalex entities consisting of pension costs in the three months ended December 31, 2007.

(9) Represents a reduction in expenses related to the gain on the sale of the Company’s equity method investment in AAG for the three months ended December 31, 2007. The Company’s equity method investment in AAG was sold in May of 2007.

(10) The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out (“FIFO”) method been used, net income would have been $1.5 million higher for the three months ended December 31, 2006 and $0.2 million higher for the three months ended December 31, 2007.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the year ended December 31, 2007 as compared to the year ended December 31, 2006:

(in thousands)

	Successor Year ended December 31, 2007	Successor Period from February 2, 2006 to December 31, 2006	Predecessor 2 Period from January 1, 2006 to February 1, 2006
Net income (loss)	($6,976)	($23,898)	$1,639
Add:
Interest expense (net)	34,763	35,745	24
Income tax provision (benefit)	(6,207)	(8,723)	703
Depreciation and amortization	44,415	43,063	3,741
EBITDA(1)	65,995	46,187	6,107

Adjustments:
Income from equity method investment in AAG(2)	(8,937)	(11,841)	(643)
Stock based compensation expense(3)	1,086	938	-
Impairment of long-lived assets (4)	9,455	7,248	-
(Gain) loss on disposal of fixed assets(5)	(42)	255	-
Mark-to-market on derivatives(6)	4,806	7,560	(3,619)
Amortization of deferred financing costs(7)	2,280	2,220	-
Loss on redemption of Notes (8)	7,140	-	-
Dividends from equity method investment in AAG(9)	5,895	4,891	-
Gain on sale of equity method investment in AAG (10)	(51,246)	-	-
Transaction costs(11)	-	-	743
Affiliated acquisition fees(12)	-	5,475	-
Purchase accounting inventory adjustments(13)	-	7,767	-
Non-Indalex items(14)	1,186	-	48
Change in LIFO reserve(15)	(2,289)	5,953	2,430
Adjusted EBITDA(1)	$35,329	$76,653	$5,066

(1) “EBITDA” is net (loss) income before interest expense (net), income tax (benefit) provision, depreciation and amortization. “Adjusted EBITDA” is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex’s ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex’s results of operations because such presentation assists in analyzing and benchmarking the performance and value of Indalex’s business. EBITDA and Adjusted EBITDA are not measures of Indalex’s liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as a financial measure to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as an analytical tool is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex’s business. Indalex’s management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex’s business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

(2) Consists of the Company’s approximately 25% investment in AAG, which was accounted for under the equity method. The Company sold its investment in AAG on May 15, 2007.

(3) Represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees.

(4) Represents non-cash impairments of fixed assets: (i) for the period from February 2, 2006 to December 31, 2006, an impairment of $3.4 million related to the closure of our Watsonville, California plant; an impairment of $2.7 million related to the sale of our Winton, North Carolina drawn tube facility; an impairment of $0.5 million related to a press in the Company’s Connersville, Indiana plant, and an impairment of $0.4 million related to our closed Fostoria, Ohio plant; and (ii) for the year ended December 31, 2007, an impairment of $3.9 million related to the closure of our Girard, Ohio plant; an impairment of $2.6 million related to the idling of a paint line and a brite dip anodizing line at our Modesto, California plant, and impairment of $2.0 million related to our Watsonville, California plant; an impairment of $0.4 million related to the teardown of a building at our Connersville, Indiana plant; $0.2 million related to the idling of a small powder coat line at our Gainesville, Georgia plant; an impairment of $0.2 million related to a surplus handling system at the Company’s Kokomo, Indiana plant, and an impairment of $0.1 million related to the idling of a paint line at our Calgary, Alberta plant.

(5) Represents non-cash losses on disposals of fixed assets: (i) for the period from February 2, 2006 to December 31, 2006, a loss in the normal course of business; and (ii) for the year ended December 31, 2007, gains in the normal course of business.

(6) Represents unrealized gains and losses on the mark-to-market of foreign currency contracts, interest rate swaps and aluminum hedges.

(7) Represents the amortization of deferred financing costs related to the issue of the 11½% notes and the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt.

(8) For the year ended December 31, 2007, represents the loss the Company recorded as a result of the redemption of a portion of the Company’s 11½ % second-priority senior secured notes due 2014. The Company repurchased $71.9 aggregate principal amount of the notes at a 5% premium plus accrued interest. As a result of the repurchase, the Company recorded a loss of $7.1 million, including a repurchase premium of $3.6 million, unamortized debt issue costs of $2.8 million, and unamortized discount on Notes of $0.7 million.

(9) Represents cash dividends received from AAG. Under the stockholders agreement governing our investment in AAG, AAG was required to distribute not less than 40% of its net realized profits in each fiscal year to AAG and us. However, cash dividends declared in respect of a fiscal period were sometimes paid in a subsequent period. Due to this timing difference, dividends declared by AAG in respect of earnings for AAG's fiscal year ended June 30, 2005 were not paid until the second quarter of 2006 and dividends declared by AAG in respect of earnings for AAG's fiscal year ended June 30, 2006 were not paid until the second quarter of 2007. Dividends received in 2007 includes $3.9 million received in respect of earnings for AAG’s fiscal year ended June 30, 2006, and $2.0 million of special dividends received related to the sale of the Company’s equity method investment in AAG on May 15, 2007.

(10) Represents the one-time gain on the sale of the Company’s equity method investment in AAG for the year ended December 31, 2007.

(11) Represents one-time transaction costs related to the Indalex Holdings acquisition.

(12) Represents one-time affiliated acquisition fees related to the Indalex Holdings acquisition.

(13) For 2006, as a result of the application of purchase accounting in connection with the Indalex Holding acquisition, the Company adjusted the value of its inventory to fair value at February 2, 2006, which resulted in an increase in cost of sales in the period following the Indalex Holdings acquisition. Because the Company turns its inventory monthly, the Company does not believe that this write-up in the value of inventory had an on-going impact on its results of operations.

(14) Represents costs related to discontinued Novar plc businesses within the Indalex entities consisting of pension and legal costs in the period from January 1, 2006 to February 1, 2006, and costs related to discontinued Novar plc businesses within the Indalex entities consisting of pension costs in the year ended December 31, 2007.

(15) The last-in, first-out (“LIFO”) method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out (“FIFO”) method been used, net income would have been $2.4 million higher for the period from January 1, 2006 to February 1, 2006; $6.0 million higher for the period from February 2, 2006 to December 31, 2006; and $2.3 million lower for the year ended December 31, 2007.

CONTACT:
Indalex Holdings Finance, Inc.
Patrick Lawlor
patrick_lawlor@indalex.com
847-810-3116
or
Scott Williams
scott_c_williams@indalex.com
847-810-3260